PRESS RELEASE
FOR RELEASE MAY 8, 2013 AT 5:00 p.m.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE QUARTER ENDED MARCH 31, 2013

Baltimore:    Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it realized net income of $65,200 for the quarter ended March 31, 2013, as compared to net income of $52,200 for the same quarter in 2012. This reflected earnings per common share of $.05 for the three months ended March 31, 2013 as compared to $.04 per common share for the same period ended March 31, 2012.

Net interest income decreased for the three months ended March 31, 2013 by $48,000, or 4.3%, from $1,124,900 for the three months ended March 31, 2012 to $1,076,900 for the three months ended March 31, 2013. Our provision for loan losses decreased by $52,100, or 71.3%, from $73,000 for the three months ended March 31, 2012 to $20,900 for the three months ended March 31, 2013.  Non-interest income increased $51,500, or 70.5%, for the three months ended March 31, 2013, from $73,200 for the three months ended March 31, 2012 to $124,700 for the three months ended March 31, 2013. This was primarily due to realizing a gain on the sale of investment securities of $43,300 during the three months ended March 31, 2013. Non-interest expense increased by $41,600, or 3.9%, for the three months ended March 31, 2013, from $1,063,100 for the three months ended March 31, 2012 to $1,104,700 for the three months ended March 31, 2013.

Non-accrual loans totaled $2.9 million at March 31, 2013 compared to $4.9 million at December 31, 2012.   Net loan charge-offs amounted to $65,900 during the three months ended March 31, 2013, compared to $73,000 during the three months ended March 31, 2012. As of March 31, 2013, non-accrual loans included three troubled debt restructured loans totaling $744,200, seventeen owner occupied one-to-four family residential loans totaling $1.8 million, five non-owner occupied one-to-four family residential loans totaling $296,200 and two home equity lines of credit totaling $91,800.  As of December 31, 2012, non-accrual loans included six troubled debt restructured loans totaling $3.3 million, twenty-one one-to-four family residential loans totaling $1.5 million and two home equity lines of credit totaling $92,100.  The total decrease of $2.0 million in non-accrual loans is primarily due to three troubled debt restructured loans that had previously been on non-accrual status but are now accruing interest due to the borrowers abiding by the payment terms of the restructured loan for more than six months.

Other real estate owned at March 31, 2013 and December 31, 2012 consisted of one luxury residential property that was a speculative construction loan (totaling $1.7 million at March 31, 2013 and $1.6 million at December 31, 2012) and one non-owner occupied property totaling $49,600.

At March 31, 2013, total assets decreased by $3.0 million to $166.7 million at March 31, 2013 from $169.7 million at December 31, 2012.  The decrease in assets for the three months ended March 31, 2013 was due mainly to a $2.3 million decrease in cash and cash equivalents from $18.1 million at December 31, 2012 to $15.8 million at March 31, 2013.  In addition, loans receivable, net, decreased $1.3 million from $114.2 million at December 31, 2012 to $112.9 million at March 31, 2013.

The Company’s consolidated tangible equity, all of which is tangible, was $28.9 million at March 31, 2013 compared to $29.3 million at December 31, 2012. The decrease was primarily due to the Company’s repurchase of 34,000 shares of its stock during the three months ended March 31, 2013. The Bank remains well capitalized with a Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio of 14.31%, 25.91% and 27.16%, respectively, as compared to 14.02%, 24.70% and 25.95%, respectively for the same measures as of December 31, 2012.

 Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc.
Consolidated Statements of Financial Condition

	March 31, 2013	December 31, 2012
	(in thousands)	(in thousands)
	(unaudited)
ASSETS

Cash and due from banks	$587	$332
Interest-bearing deposits in other banks	15,251	17,846
Investment securities	26,709	26,221
Loans, net	112,916	114,248
Other real estate owned	1,760	1,660
Other assets	9,494	9,396
Total Assets	$166,717	$169,703

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$116,030	$118,981
Advances from the Federal Home Loan Bank	20,000	20,000
Advances by borrowers for taxes and insurance	1,106	706
Other liabilities	711	733
Total Liabilities	137,847	140,420
Stockholders' Equity	28,870	29,283
Total Liabilities & Stockholders' Equity	$166,717	$169,703

Consolidated Statements of Income (unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2013	March 31, 2012
	(in thousands)	(in thousands)

Interest Income

Loans	$1,409	$1,468
Investment Securities	179	276
Other	12	12
Total Interest Income	1,600	1,756

Interest Expense
Deposits	375	462
Borrowings	148	169
Total Interest Expense	523	631

Net Interest Income	1,077	1,125

Provision for Loan Losses	21	73

Net Interest Income
after Provision for Loan Losses	1,056	1,052

Non-interest Income	125	73
Non-interest Expenses	1,105	1,063

Income Before Income Tax Expense	76	62

Income Tax Expense	11	10

Net Income	$65	$52